UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Advanced Photonix, Inc.
(Name of Registrant as Specified In Its Charter)

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Notice Of Annual Meeting Of Stockholders
To Be Held
August 20, 2010

To the Stockholders of Advanced Photonix, Inc.:

     You are invited to attend the 2010 Annual Meeting of Stockholders (the Annual Meeting) of Advanced Photonix, Inc., which will be held at our principal office at 2925 Boardwalk, Ann Arbor, Michigan, at 10:00 a.m., Eastern Time, on August 20, 2010, to consider the following matters:

(1)	The election of the six directors nominated by the Board of Directors to hold office until the next Annual Meeting or until their respective successors are duly elected and qualified. The persons nominated by the Board of Directors are Richard D. Kurtz, Robin F. Risser, Lance Brewer, M. Scott Farese, Donald Pastor and Stephen P. Soltwedel;

(2)	The ratification of the appointment of BDO USA, LLP (formerly known as BDO Seidman, LLP) as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2011; and

(3)	The transaction of such other matters as may properly be brought before the Annual Meeting.

     The Board of Directors has fixed the close of business on July 9, 2010 as the record date for the Annual Meeting. Only stockholders who owned our Class A Common Stock at the close of business on July 9, 2010 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. Shares of our Class A Common Stock can be voted at the Annual Meeting only if the holder is present in person or represented by proxy.

     The Board of Directors is soliciting the accompanying proxy to vote at our 2010 Annual Meeting. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the Annual Meeting.

     Stockholders are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting in person, please complete, date and sign the accompanying proxy card and return it without delay in the enclosed postage prepaid envelope. Your proxy will not be used if you are present and prefer to vote in person or if you revoke your proxy before its exercise.

By Order of the Board of Directors,

July 15, 2010	ROBIN F. RISSER
Secretary

- i -

Proxy Statement
Annual Meeting of Stockholders
August 20, 2010

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the Board) of Advanced Photonix, Inc., a Delaware corporation (the Company or we), for use at the 2010 Annual Meeting and for any adjournments thereof to be held at the Company’s principal office at 2925 Boardwalk, Ann Arbor, Michigan, at 10:00 a.m., Eastern time, on August 20, 2010, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the Notice). A Board of Directors’ proxy (the Proxy) for the Annual Meeting is enclosed, by means of which you may vote as to the proposals described in this Proxy Statement.

The following proposals are scheduled for a vote at the Annual Meeting:

Proposal 1:	The election of the six directors named in this Proxy Statement to serve until the next Annual Meeting of Stockholders; and

Proposal 2:	The ratification of the appointment of BDO USA, LLP (formerly known as BDO Seidman, LLP) as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2011.

     The Board recommends a vote
  FOR the election of the six nominees to the Board named in this Proxy Statement (See Proposal 1); and

  FOR the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2011 (See Proposal 2).
     All Proxies that are properly completed, signed and returned to the Company prior to the Annual Meeting, and which have not been revoked, will be voted in accordance with the stockholder’s instructions contained in such Proxy. In the absence of instructions, shares represented by such Proxy will be voted FOR the election of the six nominees to the Board named in this Proxy Statement and FOR the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2011. The Board is not aware of any business to be presented at the Annual Meeting except the matters set forth in the Notice and described in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named in the accompanying Proxy will vote on those matters in accordance with their discretion. A stockholder may vote before the Annual Meeting by mail by filling in, signing and returning the enclosed Proxy. A stockholder may vote “For” all the nominees to the Board or may withhold authority to vote for any nominee(s) specified. A stockholder may vote “For”, “Against” or “Abstain” on Proposal 2. A stockholder may vote at the Annual Meeting if he or she attends the meeting in person. Even if you plan to attend the Annual Meeting, the Company recommends that you submit your Proxy via mail so that your vote will count if you later decide not to attend the Annual Meeting in person.

     A stockholder may revoke or change his or her Proxy at any time before it is exercised by filing with the Secretary of the Company at its principal office at 2925 Boardwalk, Ann Arbor, Michigan 48104, either a written notice of revocation or a duly executed Proxy bearing a later date, or by appearing in person at the Annual Meeting and expressing a desire to vote his or her shares in person. A stockholder may receive more than one set of proxy materials, including multiple copies of this Proxy Statement and multiple Proxies. For example, if a stockholder holds shares in more than one brokerage account, he or she may receive a separate proxy card for each brokerage account in which shares are held. If a stockholder is of record and his or her shares are registered in more than one name, he will receive more than one Proxy. Please complete, sign, date and return each Proxy received to ensure that all shares are voted.

     This Proxy Statement, the accompanying Notice and the 2010 Annual Report to Stockholders are being sent to Stockholders on or about July 15, 2010.

VOTING SECURITIES

     The Company has fixed July 9, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. As of that date, the Company had outstanding 25,505,341 shares of Class A Common Stock, $.001 par value (the Common Stock). A quorum, representing a majority of the total outstanding shares of Common Stock entitled to vote, must be established for the Annual Meeting to be held and any action to be taken. The presence, in person or by proxy, of stockholders entitled to cast a majority of votes will constitute a quorum for the Annual Meeting. Holders of Common Stock are entitled to one vote for each share of Common Stock owned.

     Brokers holding shares for beneficial owners (shares held in “street name”) must vote those shares according to the specific instructions they receive from such beneficial owners. If specific instructions are not received, brokers may vote those shares in their discretion depending on the type of proposal involved. The Company believes that, in accordance with the rules applicable to such voting by brokers, brokers will have discretionary authority to vote with respect to the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2011 but will not have discretionary authority to vote with respect to the election of the Company’s directors. Shares as to which brokers do not have such discretionary authority are considered “broker non-votes.” Broker non-votes will count toward the quorum for the Annual Meeting.

     For Proposal 1, the six nominees for election as directors who receive the highest number of “FOR” votes will be elected as directors. As a plurality of votes cast is required for the election of directors, abstentions and broker non-votes will have no effect on the outcome of the election.

     For Proposal 2, the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote is necessary to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2011. Abstentions will have the effect of a vote against Proposal 2.

     Votes will be counted by the Company’s independent inspectors of election appointed for the Annual Meeting. The Company will pay for the entire cost of preparing, assembling, printing, soliciting and mailing Proxies. The Company will request banks and brokers to solicit their customers who beneficially own shares listed of record in names of nominees, and will reimburse banks and brokers for the cost of forwarding proxy materials to beneficial owners. In addition, our directors and employees may solicit proxies in person, by telephone, by Internet, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a filing with the U.S. Securities and Exchange Commission (SEC) on Form 8-K.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of June 30, 2010 certain information concerning the holdings of each person who was known by the Company to be the beneficial owner of more than five percent (5%) of our outstanding shares of Common Stock, of each of our directors and executive officers, and of all of our directors and executive officers as a group.

	Number
Name & Address	of Shares	Shares Underlying		Percent of
of Beneficial Owner	Owned	Options/Warrants (1)		Class (2)
5% Stockholders
Paul J. Solit (3)	1,905,535	500,000	(4)	9.2%
Potomac Capital Management Inc. (3)	483,391	292,981	(4)	3.0%
Potomac Capital Management LLC (3)	1,417,144	207,019	(4)	6.3%
825 Third Avenue, 33rd Floor
New York, NY 10022

Named Executive Officers and Directors
Richard D. Kurtz	161,300	609,000	(5)	2.9%
Robin F. Risser	958,333	150,136	(6)	4.3%
Steven Williamson	1,902,667	158,224	(7)	8.0%
Lance Brewer	49,813	100,000	(5)	0.6%
M. Scott Farese	97,182	425,000	(5)	2.0%
Donald Pastor	52,813	100,000	(5)	0.6%
Stephen P. Soltwedel	82,182	425,000	(5)	2.0%
Directors & Executive Officers as a Group	3,304,290	1,967,360	(8)	19.2%

____________________

1)	Represents shares issuable pursuant to stock options and stock purchase warrants that are exercisable within 60 days of June 30, 2010.

2)	Represents percentage of issued and outstanding shares of the Company’s Common Stock, assuming the beneficial owner (and no other beneficial owner) exercises all stock purchase warrants and stock options which are exercisable within 60 days of June 30, 2010.

3)	Based solely on a Schedule 13G filed jointly by Paul J. Solit, Potomac Capital Management Inc. and Potomac Capital Management LLC. Paul J. Solit has sole voting power and sole dispositive power with respect to 5,000 shares and shared voting power and shared dispositive power with respect to 2,400,535 shares. Potomac Capital Management Inc. has sole voting power and sole dispositive power with respect to 776,372 shares. Potomac Capital Management LLC has sole voting power and sole dispositive power with respect to 1,624,163 shares.

4)	Represents shares underlying stock purchase warrants.

5)	Represents shares underlying stock options.

6)	Includes 137,500 shares underlying stock options and 12,636 shares underlying stock purchase warrants.

7)	Includes 137,500 shares underlying stock options and 20,724 shares underlying stock purchase warrants.

8)	Includes 1,934,000 shares underlying stock options and 33,360 shares underlying stock purchase warrants.

Section 16(a) Beneficial Ownership Reporting Compliance

     Federal securities laws require our executive officers and directors and persons owning more than 10% of our Common Stock to file certain reports on ownership and changes in ownership with the SEC. Based on a review of our records and other information, we believe that during the fiscal year ended March 31, 2010, our executive officers, directors and persons holding more than 10% of our Common Stock timely filed all required Section 16(a) reports.

PROPOSAL 1 - ELECTION OF DIRECTORS

     Six people will be elected at the Annual Meeting as directors of the Company, each to serve, subject to the provisions of the Company’s by-laws, until the next annual meeting of stockholders or until his successor is duly elected and qualified. It is the Board’s and management’s recommendation that the accompanying form of Proxy be voted FOR the election of each of the six nominees named below, all of whom are currently directors of the Company and two of whom are currently executive officers of the Company. The Board believes that the nominees named below are willing to serve as directors. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the Proxy will be voted for the election of such person or persons as shall be designated by the Board pursuant to the recommendation of our Nominating and Governance Committee. The nomination of each of the nominees listed below was recommended by our Nominating and Governance Committee and approved by the Board.

     The following persons are nominees for election as directors:

Name	Age	Position or Principal Occupation	Director Since
Richard D. Kurtz	58	Chairman of the Board, President and Chief Executive Officer	2000

Robin F. Risser	59	Chief Financial Officer, Secretary and Director	2005

Lance Brewer	51	Director	2005

M. Scott Farese	53	Director	1998

Donald Pastor	56	Director	2005

Stephen P. Soltwedel	63	Director	2000

     Set forth below is certain information relating to the directors and executive officers of the Company.

Richard D. Kurtz - Chairman of the Board, President and Chief Executive Officer
Mr. Kurtz became a director of the Company in February 2000, was elected Chairman of the Board in July 2000, and was appointed Chief Executive Officer in February 2003. Mr. Kurtz also serves as the President of Picometrix LLC (Picometrix), a wholly-owned subsidiary of the Company formerly known as Picometrix, Inc. In June 2006, Mr. Kurtz was appointed to serve as President of the Company. Prior to joining the Company in February 2003, he was director of Client Services and Strategic Planning for Quantum Compliance Systems Inc., a privately owned software company specializing in the development and installation of environmental health and safety management systems. Prior to joining Quantum in June 2001, Mr. Kurtz served as Vice President of Sales and Marketing for Filtertek Inc., an ESCO technology company, for more than thirteen years. Mr. Kurtz’s extensive executive experience managing high technology companies, his in-depth knowledge of our Company and its day-to-day operations, and his strong strategic vision for the Company qualify him to serve on the Board.

Robin F. Risser – Chief Financial Officer and Director
Mr. Risser joined the Company in May 2005 through its acquisition of Picometrix, and was appointed Chief Financial Officer of the Company and General Manager of Picometrix at that time and became a director of the Company in July 2005. Prior to joining the Company, Mr. Risser served as the Chief Executive Officer and a member of the board of directors of Picometrix since 1992, the year in which he co-founded Picometrix. Mr. Risser is also a member of the Optical Society of America. Mr. Risser has passed the certified public accountant exam and holds an M.B.A. from the University of Michigan. Mr. Risser’s intimate knowledge of the Company’s operations, his prior experience as the Chief Executive Officer and a member of the board of directors of Picometrix and his substantial expertise in financial matters make him a valuable member of the Board.

Lance Brewer – Director
Mr. Brewer became a director of the Company in July 2005. He has been a partner at the law firm of Brewer & Brewer since 1989, the year in which he co-founded the firm. Brewer & Brewer is headquartered in Newport Beach, California and specializes in the representation of financial institutions, business acquisitions and litigation and insurance defense. Mr. Brewer’s career-long experience with matters of business and law informs the Board’s consideration of management issues and strategic initiatives, many of which involve complex legal and financial arrangements.

M. Scott Farese - Director
Mr. Farese became a director of the Company in August 1998. Mr. Farese is currently President of Chelsea Partners, a firm which he founded in 2004 that specializes in facilitating private investments in privately held companies. For the thirteen years prior to the establishment of Chelsea Investments, Mr. Farese was employed by Filtertek, Inc., an ESCO technology company, most recently holding the position of Business Unit Director. Until February 2010 he was the Chief Executive Officer of Memacin, a firm the he co-found in 2007 that specializes in the manufacture and distribution of dietary supplements and nutraceuticals. Mr. Farese’s extensive knowledge of the Company, his many years’ experience managing high technology businesses that face the same financial and technical challenges as the Company and his experience in the private investment market make him a valuable member of the Board.

Donald Pastor – Director
Mr. Pastor became a director of the Company in July 2005 and is currently the President – Electronics Systems Division of Telephonics Corporation where he has been employed since 1986. In addition, Mr. Pastor previously served as the Chief Financial Officer of TLSI, a wholly owned subsidiary of Telephonics. For the past thirty years, Mr. Pastor has held a variety of financial, administrative and operational positions in high technology and defense related industries. Mr. Pastor’s extensive experience in financial, administrative and operational positions in high technology and defense related industries qualify him for service on the Board.

Stephen P. Soltwedel - Director
Mr. Soltwedel became a director of the Company in February 2000. In May 2007 he retired as President of Filtertek, Inc., an ESCO technology company where he had been employed since 1979 and had previously held the position of Vice President and Chief Financial Officer. Prior to joining Filtertek, Mr. Soltwedel was employed by the public accounting firm of Baillies Denson Erickson & Smith in Lake Geneva, Wisconsin. Mr. Soltwedel’s prior executive experience managing a high technology company and his substantial expertise in financial and accounting matters make him a valuable member of the Board.

Steven Williamson - Chief Technology Officer
Mr. Williamson joined the Company in May 2005 through its acquisition of Picometrix and was appointed Chief Technology Officer of the Company at that time. Prior to joining the Company, Mr. Williamson served as the President, Chief Technology Officer and a member of the board of directors of Picometrix since 1992, the year in which he co-founded Picometrix. Mr. Williamson earned his B.A. in Physics (Optics) from the University of Rochester, has 35 publications in the field of ultra fast optics and optoelectronics and holds twelve patents.

CORPORATE GOVERNANCE

     The Company seeks to follow best practices in corporate governance in a manner that is in the best interests of our business and our stockholders. We are in compliance with the corporate governance requirements imposed by the Sarbanes-Oxley Act, U.S. securities laws and NYSE Amex and will continue to review our policies and practices to meet ongoing developments in this area.

Code of Ethical Conduct

     The Company has adopted a Code of Ethical Conduct applicable to its President and Chief Executive Officer (CEO) and Chief Financial Officer (CFO) pursuant to the Sarbanes-Oxley Act of 2002. In addition the Company has adopted a Code of Business Conduct and Ethics applicable to all employees and directors, including the officers listed above. Both Codes of Ethics are published on the Company’s web site, www.advancedphotonix.com under the “Corporate Governance” link on the Investors page. Both Codes of Ethics are also available in print to any requesting stockholder. We will post any amendments to or waivers of either Code of Ethics on the Company’s website.

BOARD MEETINGS AND COMMITTEES

Board Meetings, Annual Meeting and Attendance of Directors

     The Board held four meetings during the fiscal year ended March 31, 2010. Each person who served as a director during the 2010 fiscal year attended at least 75% or more of the total number of meetings of the Board held during the fiscal year and the total number of meetings held during the fiscal year by all Committees of the Board on which such person served. As a matter of policy, members of the Board are required to make every reasonable effort to attend the Annual Meeting of Stockholders. All members of the Board attended the Company’s 2009 Annual Meeting of Stockholders.

Board Leadership Structure

     The Board believes that it is important to retain the flexibility to combine or separate the responsibilities of the offices of Chairman of the Board and Chief Executive Officer, as from time to time may be in the best interests of the Company based on the position and direction of the Company and the membership of the Board. Mr. Kurtz, the current Chairman, President and Chief Executive Officer, possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing the Company, and is thus best positioned to solicit potential agenda topics from the Company’s independent directors to develop an agenda that ensures that the Board’s time and attention are focused on the most critical matters. Mr. Kurtz’s experiences as Chief Executive Officer enables him to provide broad leadership for the Board as it considers strategy and as it exercises its fiduciary responsibilities to its stockholders. Each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are chaired by directors who have been determined to be independent within the applicable definitions of the NYSE Amex listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. While the Company has not appointed a lead independent director, the Board believes the current leadership structure with the Board chaired by the Chief Executive Officer and each Committee chaired by an independent director is appropriate given the Company’s current needs.

Director Independence

     The Board has affirmatively determined that the following directors have no material relationship with the Company and are independent within the meaning of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (Rule 10A-3) and within the applicable NYSE Amex definition of “independence”: Lance Brewer, M. Scott Farese, Donald Pastor and Stephen P. Soltwedel. Independent directors receive no compensation from the Company for service on the Board or the Committees other than directors’ fees and non-discretionary awards granted under our 2007 Equity Incentive Plan.

Executive Sessions

     As required by the NYSE Amex listing standards, our non-management directors meet in executive sessions with only non-management directors present at least once annually.

Communications with Directors

     You may contact the entire Board, any Committee of the Board, the non-management directors as a group or any individual director by calling the Company’s hotline at 800-785-1003 (U.S. and Canada) which is administered by a third party service provider, Lighthouse Services. Lighthouse Services collects all requests for contact and delivers them to the appropriate director or group of directors. The contact information for our hotline is also located on our website at www.advancedphotonix.com under the “Independent Directors” link on the Investors page. Stockholders are also welcome to communicate directly with the Board at the Company’s Annual Meeting.

Committees of the Board

     The Board has three standing Committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. All of the members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are independent directors within the applicable definitions of the NYSE Amex listing standards and Rule 10A-3. Each of the Committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by the Company. The Charters for the Audit Committee, the Compensation Committee and the Nominating and Governance Committee have been approved by the Board and are posted on the Company’s website, www.advancedphotonix.com under the “Corporate Governance” link on the Investors page. The Charters are also available in print to any requesting stockholder.

     Audit Committee. As set forth in the Audit Committee Charter, the Audit Committee’s primary responsibilities are to: (1) oversee the Company’s financial reporting principles and policies including review of the financial reports and other financial and related information released by the Company to the public, or in certain circumstances governmental bodies; (2) review the Company’s system of internal controls regarding finance, accounting, business conduct and ethics and legal compliance that management and the Board have established; (3) review the Company’s accounting and financial reporting processes; (4) review and appraise with management the performance of the Company’s independent auditors; and (5) provide an open avenue of communication between the independent auditors and the Board. The Audit Committee, chaired by Stephen Soltwedel, held four meetings during the fiscal year ended March 31, 2010. During the 2010 fiscal year, the Audit Committee consisted of Messrs. Farese, Pastor and Soltwedel. The Board has determined that Donald Pastor and Stephen P. Soltwedel qualify as “audit committee financial experts” under the regulations promulgated by the SEC.

     Compensation Committee. The Compensation Committee evaluates directors’ and management compensation and administers the Company’s equity incentive plans. The Compensation Committee, chaired by M. Scott Farese, met 4 times during the 2010 fiscal year. The members of the Compensation Committee are Messrs. Brewer, Farese, and Soltwedel. Pursuant to the Compensation Committee Charter, the Compensation Committee is responsible for (i) discharging the Board’s responsibilities relating to compensation of the Company’s executive officers, (ii) reviewing and approving an annual report on executive compensation prepared by management for inclusion in the Proxy Statement in accordance with applicable rules and regulations and (iii) reviewing and recommending to the Board the fees paid to the independent directors for service on the Board and its Committees. The Compensation Committee made recommendations concerning executive compensation for our executive officers for the 2010 fiscal year which were approved by the independent directors of the Board. Further information relating to the Compensation Committee’s processes and procedures for the consideration and determination of executive officer compensation is set forth under the heading “Compensation Discussion and Analysis.”

     Nominating and Governance Committee. The Nominating and Governance Committee identifies individuals qualified to become members of the Board and its Committees and addresses the Company’s demands for governance. The Nominating and Governance Committee, chaired by Lance Brewer, held one meeting during the 2010 fiscal year. The members of the Nominating and Governance Committee are Messrs. Brewer, Farese and Pastor. The Nominating and Governance Committee’s responsibilities include (i) identifying individuals qualified to become Board members, (ii) recommending individuals to the Board as director nominees and recommending directors to serve as members of the Board’s Committees, and (iii) developing and recommending to the Board a set of Corporate Governance Guidelines.

     Nomination Procedures. The Nominating and Governance Committee identifies, investigates and recommends prospective directors to the Board with the goal of creating a balance of knowledge, experience and diversity. In conducting this assessment, the Nominating and Governance Committee considers, among other things, the candidates’ skills, expertise, integrity, character, judgment, independence, corporate experience, length of service, willingness to serve, conflicts and commitments (including, among other things, the number of other public and private company boards on which a director candidate serves), and such other factors as it deems appropriate to maintain a balance and diversity of knowledge, experience and capability on the Board. The Nominating and Governance Committee also considers whether a prospective nominee has appropriate business experience, as well as the ability to make independent, analytical judgments, the ability to be an effective communicator and the ability and willingness to devote the time and effort to be an effective and contributing member of the Board.

     In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews such directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation and quality of performance. Consideration of new director nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. The Nominating and Governance Committee identifies potential new director candidates by recommendations from its members, other Board members, Company management and stockholders, and may, if necessary or appropriate, utilize the services of a professional search firm.

     The Nominating and Governance Committee considers recommendations for director candidates submitted by stockholders using the same criteria that it applies to recommendations from the Committee members, directors and members of management. In order to be considered, a recommendation from a stockholder must be submitted to the Secretary of the Company in accordance with the director nomination procedures set forth in our by-laws and the applicable rules of the SEC. See the section of this Proxy Statement under the heading “Proposals of Stockholders; Stockholder Business”.

     The Company has not made any changes to the procedures by which stockholders may recommend nominees to the Board since the Company’s last proxy statement.

The Board’s Role in Risk Oversight

     The Board is responsible for overseeing the major risks facing the Company and reviewing management’s proposals for their mitigation. In addition, the Board has delegated oversight of certain categories of risk to the Audit Committee. The Audit Committee reviews and discusses significant financial and nonfinancial risk exposures and the steps management has taken to monitor, control, and report such exposures. In performing their oversight responsibilities, the Board and the Audit Committee periodically discuss with management the Company’s policies with respect to risk assessment and risk management. The Audit Committee reports to the Board regularly on matters relating to the specific areas of risk that the Audit Committee oversees.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

     This Compensation Discussion and Analysis provides information on the compensation program in place for the Company’s President and Chief Executive Officer (CEO), Chief Financial Officer (CFO) and Chief Technology Officer (CTO) (together, Named Executive Officers or NEOs).

     Compensation Philosophy and Objectives. The Company generally compensates the NEOs with a mix of cash and equity compensation designed to be competitive with the compensation offered by peer companies of similar size which operate in similar industries. The objective of the Company’s compensation program is to attract and retain exceptional personnel. The design of the Company’s executive compensation program is primarily performance-based and is intended to reward contributions to the Company’s short and long term growth. The Compensation Committee does not consider the Company’s current compensation program to encourage unnecessary or excessive risk-taking by the NEOs and from time to time reviews the program to determine if any such risk-taking may be so encouraged. In particular, prior to the 2010 fiscal year, the Company’s Executive Incentive Compensation Plan (Bonus Plan) was amended and restated to permit the Compensation Committee to pay all or a portion of NEO incentive bonuses under the Bonus Plan in the form of restricted stock (in lieu cash) to further align the NEOs’ interests with the long-term interests of the Company’s stockholders.

     Board Process. The Compensation Committee reports to the Board of Directors (Board) and is responsible for setting and administering the Company’s compensation program and policies as well as monitoring the Company’s compensation philosophy and objectives. Upon conclusion of each fiscal year, the Compensation Committee reviews and recommends to the independent directors for approval various compensation elements, including base salaries and “target” bonuses (expressed as a percentage of base salary) for the next fiscal year for the CEO, CFO and CTO. Furthermore, as described in greater detail below, the Compensation Committee also determines whether a bonus was achieved under the Company’s Bonus Plan for the Company’s fiscal year just ended and, if achieved, whether such bonus will be paid in the form of cash, restricted stock, or some combination thereof. Generally, the Compensation Committee reviews the total compensation of the CEO, and, following discussions with him and other advisors where it deems appropriate, establishes the CEO’s total compensation level to be recommended to the Board. With respect to the total compensation levels of the other NEOs, the Compensation Committee receives recommendations from the CEO and other performance evaluations and, based on such input, provides its recommendations to the Board.

     The Compensation Committee has discretion to grant stock options and stock awards to the NEOs under the Company’s 2007 Equity Incentive Plan. In deciding about potential grants, the Compensation Committee, in general, considers the Company’s and the NEOs’ performance during the prior fiscal year, the equity incentive practices of the Company’s peer companies, the goals of the Company’s equity incentive program, recommendations of the CEO and, as applicable, reports received from its independent compensation consultant.

     Principles and Methodologies for Setting Compensation. After taking into consideration the Company’s performance in the 2009 fiscal year and the fact that successive base salary increases had been authorized for fiscal years 2008 and 2009 to bring the NEOs’ base salaries to the then median level of the Company’s peer companies, the Compensation Committee determined not to make any adjustment to the NEOs’ target compensation (base salary and potential bonus under the Bonus Plan) for the 2010 fiscal year.

     In general, the Compensation Committee has historically established a targeted cash compensation level for each NEO (which included the aggregate level of compensation that the Company would pay if target Company performance objectives under the Bonus Plan were achieved) and then allocated this amount between base salary and potential bonus under the Bonus Plan. From time to time, the Compensation Committee has also commissioned and reviewed surveys performed by compensation consultants to identify peer companies in the high technology industry and benchmark the base salaries of the NEOs against the base salaries paid to executives in comparable positions at the median level of the Company’s peer companies.

     The Compensation Committee has also historically structured compensation such that the ratio of bonus payments and other incentive compensation to base salary is higher with respect to the NEOs’ compensation than the ratio used for its other employees, and believes that this approach is appropriate because the Company’s executive officers have the greatest ability to influence the Company’s performance. For the 2010 fiscal year, the Compensation Committee allocated targeted bonuses to the CFO and CTO of approximately 35% of their respective base salaries and, with respect to the CEO, who is the individual with the greatest ability to influence the Company’s performance, a targeted bonus of approximately 50% of his base salary with, in each case, an even greater portion of total compensation being at risk and tied to performance if the maximum performance objectives under the Bonus Plan are accomplished. As indicated above, the Company has the option to pay all or any portion of any bonus payable to the NEOs pursuant to the Bonus Plan in Company stock, thereby further aligning the NEOs’ interests with the long-time interests of the Company’s stockholders. In addition to incentive compensation payable under the Bonus Plan, the NEOs’ compensation may include options or stock issued under the Equity Plan to further align the NEOs’ interests with the long-term interests of the Company’s stockholders. In determining equity awards for each NEO, the Compensation Committee takes into account Company performance and the NEO’s scope of responsibility.

     Elements of Executive Compensation.

     Base Salary. As stated above, after taking into consideration the Company’s performance in the 2009 fiscal year and the fact that successive salary increases had been authorized for fiscal years 2008 and 2009 to bring the NEOs’ base salaries to those of the then median level of the Company’s peer companies, the Compensation Committee determined not to make any adjustment to the NEOs’ base salaries for the 2010 fiscal year. Since no adjustment to base salaries was made, the Compensation Committee did not require updated compensation data via market surveys or consultants’ reports regarding the base salaries of executive officers of the Company’s peer companies.

     The Compensation Committee generally believes in providing the NEOs with a level of cash compensation in the form of base salary that is generally competitive with the base salaries paid to the executive officers of the Company’s peer companies. Base salary is intended to provide an element of certainty and security to the NEOs on an ongoing basis and the Compensation Committee reviews base salaries at the end of each fiscal year.

     Bonus Plan. The Company maintains the Executive Incentive Compensation Plan (Bonus Plan) pursuant to which it pays incentive bonuses (which may be paid in the form of cash, restricted stock, or some combination thereof) based upon achievement of certain Company performance objectives relating to Sales results and EBIT Percentage results, the latter of which, in the discretion of the Compensation Committee, may be adjusted by adjusting net income to eliminate (i) the costs of acquiring an ownership interest in any entity during such fiscal year, (ii) the operating results of such acquired entities for such fiscal year, (iii) losses on the impairment of intangible assets or goodwill, (iv) deductions relating to depreciation and amortization and (v) stock-based compensation expense (but, in the case of each of the amounts described in clauses (i) through (v), only to the extent such amount was taken into account in arriving at net income for such fiscal year). These objectives are established by the Compensation Committee at the beginning of each fiscal year. Under the Bonus Plan, each NEO is assigned a targeted bonus expressed as a percentage (ranging between 35% and 50%) of such NEO’s base salary. The NEO is eligible to earn up to 200% of his targeted bonus each fiscal year based on the level of achievement of that year’s Company performance objectives. The Compensation Committee believes that Sales and EBIT Percentage are the most appropriate and reliable criteria upon which to base bonus payments because such data is most fundamental to evaluating the Company’s growth and success. The range of the Company performance objectives is considered appropriate given the Company’s debt, capital structure and projected revenue growth and income. After the end of each fiscal year, the Compensation Committee compares the Company’s actual performance to its performance objectives in order to determine the amount of bonus for each NEO, which may be less or greater than such NEO’s targeted bonus, depending on the Company’s Sales and EBIT Percentage for the year. Any bonus may be paid in cash or, at the election of the Compensation Committee, in the form of restricted stock issued under the Company’s 2007 Equity Incentive Plan.

     For the 2010 fiscal year, the Compensation Committee set minimum Company performance objectives of Sales of $26.9 million and an EBIT Percentage of 11.7% of Sales (meaning that if the Company achieved Sales of less than $26.9 million or an EBIT Percentage of less than 11.7% of Sales, an NEO would not receive any bonus under the Bonus Plan for that year) and maximum Company performance objectives of Sales of $34 million and an EBIT Percentage of 17.3% of Sales (meaning that if the Company achieved Sales of at least $34 million and an EBIT Percentage of at least 17.3% of Sales, an NEO would be paid the maximum bonus under the Bonus Plan). Between the minimum and the maximum bonus payments, the Bonus Plan establishes a matrix that combines the two Company performance objectives (expressed in terms of Sales and an EBIT Percentage) and establishes the level of bonus earned based on the actual Company performance results. The amount of Sales and the EBIT Percentage that are midway between the minimum and maximum performance objectives are the Company’s targeted results for the applicable fiscal year. However, achievement of the targeted result for one of the performance objectives will not result in payment of 100% of the NEOs’ targeted bonus unless the other performance objective is also achieved at the targeted result. The Compensation Committee aims to establish Company performance objectives which are realistic at the minimum level and inspirational but plausible at the maximum level in order to provide motivation to the NEOs under a wide range of circumstances. For its 2010 fiscal year, the Company did not achieve either its minimum Sales or EBIT Percentage performance objectives and therefore no bonuses were payable to the NEOs pursuant to the Bonus Plan for the 2010 fiscal year.

     Equity Plan. Under the Company’s 2007 Equity Incentive Plan (Equity Plan), the Company may grant stock options and stock awards, which may be subject to time-based or performance-based vesting. The Compensation Committee believes that equity awards are an important component of long-term compensation that help to attract and retain executive talent. No equity awards were awarded during the 2010 fiscal year as compensation for services performed during such year, however, the Compensation Committee approved grants of restricted stock under the Equity Plan to the CEO (80,000 shares), CFO (40,000 shares) and CTO (40,000 shares) during the 2010 fiscal year as compensation for services rendered during the 2009 fiscal year in recognition of the Company’s increased revenues and EBITDA in such fiscal year.

     Employment Agreements, Post-Termination Benefits and Change in Control Arrangements. The Company has historically entered into employment agreements with its NEOs. The Compensation Committee believes that employment agreements with its NEOs provide significant benefits to the Company’s stockholders due to the non-competition, non-solicitation, confidentiality and work for hire provisions contained in the agreements and the certainty and security that such agreements provide to the NEOs, which in turn improves each NEO’s ability to perform in the Company’s interest. The original employment agreements with the Company’s CEO, CFO and CTO (collectively, the Original Employment Agreements) expired on February 10, 2005, May 2, 2008 and May 2, 2008, respectively. After extensive review and negotiation, the Company entered into replacement employment agreements with each of its NEOs (each an Employment Agreement and collectively, the Employment Agreements) on November 30, 2009. As was the case with the Original Employment Agreements, the Employment Agreements provide, among other things, that the NEOs (i) will be eligible to receive incentive compensation if the performance based goals established under the Bonus Plan are met, (ii) will receive severance payments under certain circumstances and (iii) will be subject to standard limitations on competition or interference with the Company following termination. Further information relating to the Original Employment Agreements and the Employment Agreements is set forth under the heading “Executive Compensation Tables and Narrative Disclosure.”

     The Employment Agreements do not provide benefits to any NEO in the event of a change in control of the Company. Under the Equity Plan the Board may, in its sole discretion, accelerate vesting of stock options and stock awards in connection with a change in control. The Compensation Committee views such change in control benefits as a potentially valuable compensation element to attract and retain the highest quality executive officers and will continue to evaluate their usefulness on a case-by-case basis.

     Benefits. In terms of health benefit plans, retirement plans and perquisites, the NEOs receive the same benefits and perquisites as all other Company employees except that the NEOs are entitled to supplemental long-term disability benefits which are greater than those offered by the Company to its other employees. The cost to the Company for this benefit is included in the Summary Compensation Table under the category “All Other Compensation.”

     Certain Tax and Accounting Considerations: Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation (other than qualified performance-based compensation) in excess of $1,000,000 paid in a taxable year to a company’s chief executive officer and the four other most highly compensated executive officers. The Compensation Committee considers the impact of this deductibility limitation on its compensation program; however, in certain cases, the Compensation Committee may determine that the Company’s interest in providing necessary compensation to these executives may outweigh its interest in tax deductibility.

     Current accounting rules, including FASB ASC Topic 718, require the Company to record, as an expense, the estimated fair value of stock option and restricted stock grants, which reduces the Company’s reported profits. The Compensation Committee considers the impact of this expense when determining the type and value of equity awards to be granted to its employees, including the NEOs.

     The Company uses the Black-Scholes model to determine the fair value of stock option grants, ensuring that the amount of compensation accrued annually by the Company in connection with its stock option grants may be more easily compared year to year since the Black-Scholes model is the same methodology used by the Company to determine its compensation expense in accordance with FASB ASC Topic 718.

     Compensation Committee Report

     We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Company’s 2010 Stockholder Meeting Schedule 14A Proxy Statement (Proxy Statement), filed pursuant to Section 14(a) of the Securities Exchange Act of 1934. Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Company’s Proxy Statement.

Compensation Committee
M. Scott Farese (Chairman)
Lance Brewer
Stephen P. Soltwedel

EXECUTIVE COMPENSATION TABLES AND NARRATIVE DISCLOSURE

     The following tables set forth compensation for the Company’s President and Chief Executive Officer (CEO), Chief Financial Officer (CFO) and Chief Technology Officer (CTO) (together, Named Executive Officers or NEOs) for the 2010 fiscal year.

Summary Compensation Table

     The following table sets forth the compensation of the Named Executive Officers for the fiscal years ended March 31, 2010, 2009 and 2008.

			Option	Stock	Non-Equity	All Other
	Fiscal		Awards	Awards	Incentive Plan	Compensation
Name & Position	Year	Salary ($)	($) (1)	($) (2)	Compensation ($)	($)(3)	Total ($)
Richard D. Kurtz, CEO	2010	295,000	39,035	52,000	-	6,160	392,195
	2009	295,000	23,913	-	88,502	14,480	421,895
	2008	256,000	8,095	-	-	6,332	270,427
Robin F. Risser, CFO	2010	225,000	20,640	26,000	-	6,011	277,651
	2009	225,000	24,124	-	47,248	14,867	311,239
	2008	206,928	14,247	-	-	9,418	230,593
Steven Williamson, CTO	2010	210,000	20,640	26,000	-	6,820	263,460
	2009	210,000	24,124	-	44,099	14,056	292,279
	2008	200,008	14,247	-	-	8,918	223,173
____________________

1)	Represents the aggregate grant date fair value related to stock option awards granted during the reported fiscal year as computed in accordance with FASB ASC Topic 718. Accordingly, the dollar amounts listed do not necessarily reflect the dollar amount of compensation that may be realized by the Named Executive Officers. For a discussion of valuations assumptions used in calculating the amounts reported for the 2008-2010 fiscal years, see Note 8 to the Company’s 2010 Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended March 31, 2010.

2)	Represents the aggregate grant date fair value related to restricted stock awards issued during the 2010 fiscal year for services rendered by the NEOs during the 2009 fiscal year, as computed in accordance with FASB ASC Topic 718. Accordingly, the dollar amounts listed do not necessarily reflect the dollar amount of compensation that may be realized by the Named Executive Officers. For a discussion of valuation assumptions used in calculating the amounts reported for the 2010 fiscal year, see Note 8 to the Company’s 2010 Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended March 31, 2010.

3)	Amounts include life insurance premiums, Company matching contributions to the Company’s 401K Savings Plan in fiscal years 2008 and 2009 and long-term disability premiums.

Grants of Plan-Based Awards

     The Company provides incentive awards (which may be paid in the form of cash, restricted stock, or some combination thereof) to the NEOs pursuant to the Executive Incentive Compensation Plan (Bonus Plan). Annually, the Compensation Committee establishes a targeted bonus for each NEO based on a percentage of his annual base salary. With respect to the 2010 fiscal year, the CEO’s targeted bonus was approximately 50% of his 2010 fiscal year base salary and the CFO’s and CTO’s targeted bonuses were approximately 35% of their 2010 fiscal year base salaries. The Bonus Plan provides for a range of potential bonus payments based on the Company’s achievement of Sales and EBIT Percentage results (each term, as described under the Bonus Plan) which are approved by the Compensation Committee at the beginning of the fiscal year and are set forth in a matrix of potential results. The NEOs are eligible for bonus payments under the bonus matrix ranging from 20% to 200% of their targeted bonuses based on the Company’s Sales and EBIT Percentage results for the fiscal year. Since the Company did not achieve the minimum performance objectives for the 2010 fiscal year, no incentive awards were issued to the NEOs pursuant to the Bonus Plan for the 2010 fiscal year. A discussion of the Compensation Committee’s administration of the Bonus Plan is provided under the heading “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards Table

     The following table sets forth certain additional information regarding grants of plan-based awards for the Named Executive Officers for the fiscal year ended March 31, 2010.

	Estimated Future Pay-Outs				Grant Date
	Under Non-Equity Incentive			All Other Stock	Fair Value of
	Plan Awards (1)(2)			Awards: Number	Stock and
	Threshold	Target	Maximum	of Shares of Stock	Option
Name	($)	($)	($)	or Units (#)(3)	Awards ($)(4)	Grant Date
Richard D. Kurtz	29,500	147,503	295,006	80,000	52,000	6/15/2009
Robin F. Risser	15,750	78,748	157,499	40,000	26,000	6/15/2009
Steven Williamson	14,700	73,499	146,998	40,000	26,000	6/15/2009
____________________

1)
The threshold, target and maximum amounts which could be paid under the Bonus Plan with respect to the 2010 fiscal year represent 20%, 100% and 200%, respectively, of each NEO’s targeted bonus. A discussion of the Bonus Plan is provided under the heading “Compensation Discussion and Analysis.” As noted above, since the Company did not achieve the minimum performance objectives for the 2010 fiscal year, no incentive awards were issued to the NEOs pursuant to the Bonus Plan for that fiscal year.

2)
Although bonuses under the Bonus Plan may be paid in the form of cash, restricted stock, or some combination thereof, the threshold, target and maximum amounts set forth above represent the cash value of the potential bonus awards. The number of shares of restricted stock issuable upon the achievement of the respective performance targets is not determinable because the number of shares is derived by dividing the amount of the bonus award by the average of the high and low selling prices of the Company’s Class A Common Stock on the trading day immediately preceding the date the bonus is paid.

3)
Represents equity award compensation for services performed during the 2009 fiscal year which was granted during the 2010 fiscal year. Each award consisted of shares of Class A Common Stock underlying a restricted stock grant issued under the Company’s 2007 Equity Incentive Plan that vested on the three month anniversary of the grant date.

4)
Represents the aggregate grant date fair value of restricted stock awards issued during the 2010 fiscal year for services rendered by the NEOs during the 2009 fiscal year, as computed in accordance with FASB ASC Topic 718. Accordingly, the dollar amounts listed do not necessarily reflect the dollar amount of compensation that may be realized by the NEOs. For a discussion of valuation assumptions used in calculating the amounts reported for the 2010 fiscal year, see Note 8 to the Company’s 2010 Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended March 31, 2010.

Narrative Addendum to the Summary Compensation Table
and the Grants of Plan-Based Awards Table

Equity Plan

     The only compensation plan pursuant to which the Company presently grants equity awards is its 2007 Equity Incentive Plan (Equity Plan). Pursuant to the Equity Plan, employees, including the Named Executive Officers, may be granted stock options and restricted stock awards (Awards). The exercise price of all stock options, including Incentive Stock Options (ISOs) as defined by Section 422 of the Internal Revenue Code of 1986, is the fair market value of the Company’s Class A Common Stock on the date of the option grant. All employees of the Company and its subsidiaries as well as the Company’s non-employee directors, consultants and advisors are eligible to receive Awards under the Equity Plan. The Equity Plan provides that the Compensation Committee may determine which employees are granted Awards and the number of shares subject to each Award. In addition, as discussed in the Compensation Discussion and Analysis section of this Proxy Statement, bonuses payable to the Named Executive Officers under the Bonus Plan may be paid in the form of stock issued pursuant to the Equity Plan. On account of the Company’s increased revenues and EBITDA in the 2009 fiscal year and as compensation for services rendered during such year, the Compensation Committee approved grants of restricted stock under the Equity Plan to the CEO (80,000 shares), CFO (40,000 shares) and CTO (40,000 shares) during the 2010 fiscal year.

     Upon termination of employment (unless due to death, disability or retirement), vested options granted to an employee remain exercisable for three months following such termination. Subject to certain conditions, upon a termination of employment due to the death of an employee, all  unvested options then held become fully exercisable and remain so for the remainder of their terms. Subject to certain conditions, upon the termination of employment due to the retirement or disability of an employee, all  unvested options then held will continue to vest and will remain exercisable for the remainder of their terms. Upon a termination of employment for any reason, restricted stock granted to an employee as to which vesting conditions have not been satisfied or waived are forfeited.

     Prior to the adoption of the Equity Plan, the Company granted options under its 1997 Employee Stock Option Plan and its 2000 Stock Option Plan (together, Prior Option Plans). Following adoption of the Equity Plan, the Company ceased to award options under the Prior Option Plans. However, all outstanding options awarded under the Prior Option Plans continue to be governed by the terms of such Prior Option Plans.

Outstanding Equity Awards at Fiscal Year End Table

     The following table sets forth information regarding the unexercised options held by each of the Named Executive Officers as of March 31, 2010.

		Number of Securities
	Number of Securities	Underlying Unexercised	Option
	Underlying Unexercised	Options – Unexercisable	Exercise	Option
Name	Options – Exercisable (#)	(#)	Price ($)	Expiration Date
Richard D. Kurtz	150,000	-	3.19	8/25/2010
	70,000	-	0.80	4/20/2011
	25,000	-	0.86	8/17/2011
	150,000	-	0.67	2/20/2012
	90,000	-	0.93	5/19/2013
	28,000	-	2.25	6/10/2014
	21,000	-	2.32	6/03/2015
	50,000	50,000 (1)	1.50	6/10/2018
Robin F. Risser	100,000	-	2.11	5/02/2015
	25,000	25,000 (1)	1.50	6/10/2018
Steven Williamson	100,000	-	2.11	5/02/2015
	25,000	25,000 (1)	1.50	6/10/2018
____________________

1)	These options were granted on June 10, 2008 and become exercisable as to 25% of the shares underlying the option on the six month, first, second and third anniversaries of the grant date.

Option Exercises and Stock Vested

     None of the Named Executive Officers exercised any options during the fiscal year ended March 31, 2010. The following table sets forth information regarding the vesting of stock awards during the fiscal year ended March 31, 2010.

	Stock Awards
	Number of Shares	Value Realized on
	Acquired on Vesting	Vesting
Name	(#)(1)	($)
Richard D. Kurtz	80,000	63,200
Robin F. Risser	40,000	31,600
Steven Williamson	40,000	31,600
____________________

1)
Represents a restricted stock grant covering shares of Class A Common Stock issued to each NEO under the Company’s 2007 Equity Incentive Plan during the 2010 fiscal year for services rendered during the 2009 fiscal year. These shares vested on the three month anniversary of the grant date.

     Employment Agreements, Post-Termination Benefits and Change in Control Arrangements. The Company has historically entered into employment agreements with its NEOs. The original employment agreements with the Company’s CEO, CFO and CTO (collectively, the Original Employment Agreements) expired on February 10, 2005, May 2, 2008 and May 2, 2008, respectively. In general, the Original Employment Agreements provided for, among other things, (i) the payment of incentive compensation if certain performance based goals were met, (ii) the right to receive severance payments equal to the remaining base salary such NEO would have received under his respective Original Employment Agreement in the absence of such termination (along with the provision of certain fringe benefits) in the event of a termination without Cause (and, in the case of the CFO and CTO, a resignation for Good Reason) (each term as defined in the applicable Original Employment Agreement) and subject to execution and delivery of a general release, (iii) in the case of the CEO, the right to receive severance payments and the immediate vesting of all options following a change in control of the Company, and (iv) standard limitations on competition or interference with the Company following termination.

     After extensive review and negotiation, the Company entered into replacement employment agreements with each of its NEOs (each an Employment Agreement and collectively, the Employment Agreements) on November 30, 2009. Pursuant to the terms of the Employment Agreements, each NEO will continue to be employed by the Company in his current position for an indefinite period commencing on November 30, 2009. As was the case with the Original Employment Agreements, the Employment Agreements provide, among other things, that the NEOs (i) will be eligible to receive incentive compensation if the performance based goals established under the Bonus Plan are met, (ii) will receive severance payments under certain circumstances and (iii) will be subject to standard limitations on competition or interference with the Company following termination. In particular, if an NEO’s employment is terminated by the NEO for Good Reason or by the Company Without Cause or due to the NEO’s Disability (each term as defined in the Employment Agreements), each Employment Agreement provides that, subject to the NEO’s execution and delivery of a general release, the Company will, among other things, (i) continue to pay to the NEO for a period of two years commencing upon such termination (the Pay-Out Period) his base salary in effect at the time of termination, (ii) pay the NEO any accrued but unpaid bonus earned by him under the Bonus Plan with respect to the fiscal year preceding the year of termination, plus a pro rated portion (based on a fraction, the numerator of which is the number of days in the fiscal year preceding the date of termination and the denominator of which is 365) of any bonus that would have been earned by him under the Bonus Plan for the fiscal year of termination assuming that such NEO’s employment had continued for the full fiscal year, and (iii) use its reasonable best efforts to ensure that the NEO continues to participate in the Company’s group medical and dental health insurance plans during the Pay-Out Period and, in any event, pay to the NEO an amount equal to the monthly costs for such coverage. Each Employment Agreement further provides that upon termination the NEO will be subject to standard limitations on competition or interference with the Company for the longer of any Pay-Out Period or one year.

     In addition to the above, the Company’s Employment Agreements with its CEO and CFO obligate the Board to endeavor to maintain each of the CEO and CFO as a director during the term of their respective Employment Agreement.

     The following table sets forth the compensation that would have been received by each of the NEOs had his employment been terminated by the Company without Cause or by the NEO with Good Reason as of March 31, 2010.

			Non-Equity	Medical
	Salary	Stock	Incentive Plan	Benefit
	Continuation($)	Awards	Compensation ($)	Continuation
Name & Position	(1)	($) (2)	(2)	($) (3)	Total
Richard D. Kurtz, CEO	590,000	-	-	5,336	595,336
Robin F. Risser, CFO	450,000	-	-	26.375	476,375
Steven Williamson, CTO	420,000	-	-	26,245	446,245
____________________

1)	Equals two times the 2010 base salary, payable over two years.

2)	Consists of amounts payable (at the election of the Company, in either cash or restricted stock) for the 2010 fiscal year under the Bonus Plan as reflected in the “Summary Compensation Table”.

3)	Equals 24 times the monthly premium under the Company’s group medical and dental plans.

     The Employment Agreements do not provide benefits to any NEO in the event of a change in control of the Company. Under the Equity Plan the Board may, in its sole discretion, accelerate vesting of stock options and stock awards in connection with a change in control.

Director Compensation Table

     The table below summarizes the compensation paid by the Company to its non-employee directors for the fiscal year ended March 31, 2010.

	Fees Earned or	Stock Awards	Option Awards
Name	Paid in Cash ($)	$(1)	($)(1)	Total ($)
Lance Brewer	51,525	25,000	-	76,525
M. Scott Farese	55,900	25,000	-	80,900
Donald Pastor	49,400	25,000	-	74,400
Steve P. Soltwedel	58,025	25,000	-	83,025
____________________

1)	Represents the aggregate grant date fair value related to stock awards and stock option awards granted in the 2010 fiscal year computed in accordance with FASB ASC Topic 718. Accordingly, the dollar amounts listed do not necessarily reflect the dollar amount of compensation that may be realized by the directors. For a discussion of valuation assumptions see Note 8 to the Company’s 2010 Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2010.

Director Fees
     During the 2010 fiscal year, each non-employee director was paid an annual retainer of $40,650 plus a fee of $1,000 for each Board meeting attended. In addition each non-employee Committee member was paid $1,000 for each Committee meeting attended, and the Chairman of the Compensation Committee received $250 per quarter and the Chairman of the Audit Committee received $625 per quarter. In addition, the Company reimburses any out-of-town non-employee directors for expenses associated with travel to any Board meeting.

Automatic Equity Grants
     The Company’s non-employee directors participate in the Equity Plan. Under the Equity Plan, upon a non-employee director’s initial appointment to the Board, such director receives an automatic initial stock grant covering that number of shares of Class A Common Stock having a fair market value on the date of grant of $25,000 (pro-rated for the period from the date of appointment to the following September 1), which fully vests on the six month anniversary of the grant date. On September 1 of each year, each then serving non-employee director receives an automatic annual stock grant covering that number of shares of Common Stock having a fair market value of $25,000 on the date of grant, which fully vests on the six month anniversary of the grant date. Any non-employee director, however, who received an initial option grant under any prior option plans that is not fully-vested on the date such director would otherwise receive an automatic stock grant will not be entitled to receive such stock grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company is the obligor with respect to a promissory note held by Mr. Risser, a director of the Company and its CFO (the Risser Note), and a promissory note held by Mr. Williamson, the Company’s CTO (the Williamson Note, and together with the Risser Note, the Notes). The Notes were entered into in connection with the Company’s acquisition of Messrs. Risser’s and Williamson’s equity interests in Picometrix, Inc. in 2005. The highest amount owing under the Risser Note during the 2010 fiscal year was $466,833 which was the amount owing as of March 31, 2010. The highest amount owing under the Williamson Note during the 2010 fiscal year was $933,667 which was the amount owing as of March 31, 2010. As of June 30, 2010, $466,833 was outstanding under the Risser Note and $933,667 was outstanding under the Williamson Note. The principal and interest on the Notes is payable in annual and quarterly installments, respectively, and each promissory note accrues interest at a per annum rate equal to the Prime Rate (as defined in the Notes) plus one percent (1%); the current interest rate is 4.25% per annum. As approved by the Company’s Audit Committee, the Company entered into a fourth amendment to each Note to extend the due date for the fourth annual installment under the Notes (in the aggregate principal amount of $450,000) to December 1, 2010 and the final installment (in the aggregate principal amount of $950,500) to March 1, 2011 from the prior payment date of March 1, 2010. Accordingly, the final payment under the Notes is due on March 1, 2011. With respect to the fiscal year ended March 31, 2010, the Company paid no principal and $ 19,840.40 in interest under the Risser Note and no principal and $39,608.85 in interest under the Williamson Note.

     The Company’s written Code of Business Conduct and Ethics provides that all conflicts of interest, including transactions with executive officers, directors or their family members, are prohibited unless approved by the Board or a Committee of the Board. In addition, all directors and executive officers are required to annually complete a questionnaire to identify their related interests and are required to notify the Company of any changes in that information. These reports are reviewed by the Company and, as appropriate, the Company’s outside counsel. If any director, executive officer or other employee of the Company becomes aware of a conflict of interest or potential conflict of interest, such person is required to bring it to the attention of an executive officer, the Audit Committee or the Board.

PROPOSAL 2 - RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     BDO USA, LLP (formerly known as BDO Seidman, LLP), independent auditors, audited the Company’s financial statements for the 2010 fiscal year. BDO USA, LLP has been engaged by the Company as its independent auditor since July 19, 2007. Representatives of BDO USA, LLP are expected to be present at the Annual Meeting to respond to appropriate questions from stockholders and to make a statement if they desire to do so. It is the Board and management’s recommendation that the stockholders ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal year ending March 31, 2011.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

     The following table sets forth the aggregate fees billed to the Company for professional services rendered by BDO USA, LLP for the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K and review of its financial statements included in the Company’s quarterly reports on Form 10-Q for the 2010 and 2009 fiscal years, and fees billed for other services rendered by BDO USA, LLP for such fiscal years.

	2010	2009
Audit Fees	$174,785	$167,987
Audit Related Fees	-0-	-0-
Tax Fees	-0-	-0-
All Other Fees	-0-	-0-
Total	$174,785	$167,987

     The Audit Committee’s policy is to pre-approve all audit services and all non-audit services that the Company’s independent auditor is permitted to perform for the Company under applicable federal securities regulations. While it is the general policy of the Audit Committee to make such determinations at full Audit Committee meetings, the Audit Committee may delegate its pre-approval authority to one or more members of the Audit Committee, provided that all such decisions are presented to the full Audit Committee at its next regularly scheduled meeting.

AUDIT COMMITTEE REPORT*

     For the fiscal year ended March 31, 2010, the Audit Committee consisted of M. Scott Farese, Stephen P. Soltwedel and Donald Pastor. The Board has affirmatively determined that Messrs. Farese, Soltwedel and Pastor are independent as determined under Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and the NYSE Amex listing standards. The Audit Committee operates under a written charter adopted by the Board.

     As required by its written charter, which sets forth its responsibilities and duties, the Audit Committee reviewed and discussed our audited financial statements as of and for the year ended March 31, 2010 with management, the internal auditor and BDO USA, LLP our independent registered public accounting firm. Management represented that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee reviewed and discussed the audited consolidated financial statements, as well as the unaudited financial statements included in Quarterly Reports on Form 10-Q for each of the first three quarters of the fiscal year, with management and BDO USA, LLP. The Audit Committee discussed with BDO USA, LLP matters required to be discussed by the Statement of Auditing Standards No. 61 (Communication with Audit Committees) as amended (AICPA, Professional Standards, Vol. 1, AU Section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T). BDO USA, LLP also provided the Audit Committee with the written independent disclosures required by applicable requirements of the Public Company Accounting Oversight Board, and the Audit Committee discussed with BDO USA, LLP its independence.
____________________

*	Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the 1934 Act, the Audit Committee Report shall not be incorporated by reference in any such filings.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included or incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended March 31, 2010 for filing with the Securities and Exchange Commission.

Audit Committee
Stephen P. Soltwedel (Chairman)
Donald Pastor
M. Scott Farese

MISCELLANEOUS

Annual Report

     The Company’s 2010 Annual Report is being mailed to stockholders together with this Proxy Statement.

Form 10-K

     AT YOUR WRITTEN REQUEST, WE WILL PROVIDE WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC FOR THE FISCAL YEAR ENDED MARCH 31, 2010. PLEASE MAIL YOUR REQUEST TO THE SECRETARY, ADVANCED PHOTONIX, INC., 2925 BOARDWALK, ANN ARBOR, MICHIGAN 48104. YOU MAY ALSO ACCESS OUR FORM 10-K UNDER THE “INVESTORS” LINK ON OUR WEBSITE AT WWW.ADVANCEDPHOTONIX.COM.

Delivery of Documents to Stockholders Sharing an Address

     The SEC’s “householding” rules permit us to deliver only one set of proxy materials to stockholders who share an address unless otherwise requested. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by calling the corporate Secretary at (734) 864-5600 or by writing to the Company at 2925 Boardwalk, Ann Arbor, Michigan 48104. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the number or address given above. If you are a beneficial owner and wish in the future to receive a separate set of proxy materials for each brokerage account through which you may own our shares or if your household is currently receiving multiple copies of the proxy materials and you would like in the future to receive only a single set of proxy materials at your address, please contact the corporate Secretary at (734) 864-5600 or by writing to the Company at 2925 Boardwalk, Ann Arbor, Michigan 48104, and indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers. We will promptly deliver to a stockholder who received one copy of the proxy materials as the result of householding a separate copy of the materials upon the stockholder’s written or oral request to through the methods set forth above.

Proposals of Stockholders; Stockholder Business

     If you wish to submit a proposal for consideration at our 2011 Annual Meeting of Stockholders, you should submit the proposal in writing to the Secretary of the Company at the address set forth on the Notice page of this Proxy Statement. Proposals must be received by us on or before March 16, 2011 for inclusion in next year’s proxy materials. However, if next year’s annual meeting is held on a date more than 30 days before or after August 20, 2011, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting. If you submit a proposal you must, in all other respects, comply with Rule 14a-8 under the Securities Exchange Act of 1934. If you intend to present a proposal at our 2011 Annual Meeting without inclusion of the proposal in our proxy materials, you are required to provide notice of the presenting proposal to the Company in accordance with our by-laws no later than June 21, 2011 nor earlier than May 22, 2011. Pursuant and subject to Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, we may vote all of the shares for which we have received proxies for the 2011 Annual Meeting of Stockholders in our discretion as to any such proposal. We may vote in our discretion as to any such proposal all of the shares for which we have received proxies for the 2011 Annual Meeting of Stockholders in accordance with and subject to applicable rules under the Securities Exchange Act of 1934.

     Your vote is important. We urge you to vote without delay.

By Order of the Board of Directors,

ROBIN F. RISSER,
Secretary

Dated: July 15, 2010

ADVANCED PHOTONIX, INC.

Proxy - For the Annual Meeting of Stockholders – August 20, 2010

     I appoint Richard D. Kurtz and Robin F. Risser, or either of them, as my proxies, with full power of substitution, to vote all shares of Class A Common Stock of ADVANCED PHOTONIX, INC. which I am entitled to vote at the Annual Meeting of Stockholders to be held on August 20, 2010 at 10:00 a.m. at the Company’s principal office at 2925 Boardwalk, Ann Arbor, Michigan and at any adjournments of the meeting on all matters coming before said meeting.

     My proxies will vote the shares represented by this proxy as directed on the other side of this card, but in the absence of any instructions from me, my proxies will vote “FOR” the election of all the nominees listed under Proposal 1 and “FOR” the ratification of the selection of the auditors in Proposal 2. My proxies may vote according to their discretion on any other matter which may properly come before the meeting. I may revoke this proxy prior to its exercise.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The Board of Directors Recommends a Vote FOR Proposal 1 and FOR Proposal 2.

(continued on reverse side)

ADVANCED PHOTONIX, INC. 2925 BOARDWALK ANN ARBOR, MI 48104
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors:	☐	☐	☐
Nominees:

01	Richard D. Kurtz	02	Robin F. Risser	03	Lance Brewer	04	M. Scott Farese	05	Donald Pastor
06	Stephen P. Soltwedel

The Board of Directors recommends a
vote FOR the following proposal:	For	Against	Abstain
	☐	☐	☐

2.	Ratification of the selection of BDO USA, LLP (formerly known as BDO Seidman, LLP) as Advanced Photonix, Inc.’s independent registered public accounting firm for the fiscal year ending March 31, 2011.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign here exactly as your name(s) appear(s) on this proxy. If signing for an estate, trust or corporation, title or capacity should be stated. If shares are held jointly, each holder should sign. If a partnership, sign in partnership name by an authorized person.

PLEASE SIGN, DATE AND MAIL IN THE ENVELOPE PROVIDED

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date